Exhibit 99
NEWS RELEASE




Date:             January 29, 2008

Contact:          R. Riggie Ridgeway - President & CEO
                  William B. West - Executive Vice President
                  Robert E. Dye, Jr. - Senior Vice President & CFO

To:               News Media

Release Date:     Immediate



                          PEOPLES BANCORPORATION, INC.

                      ANNOUNCES EARNINGS AND CASH DIVIDEND


Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $4,343,000 for the year ending December 31, 2007, a 3.2% decrease in earnings from the $4,486,000 reported for the year ending December 31, 2006. Return on average equity for 2007 was 9.03% compared to 10.29% for 2006. Diluted earnings per share for 2007 were $0.59 compared to $0.64 for 2006.

Total assets at December 31, 2007 were $558,443,000, an increase of 10.8% over the $503,814,000 in total assets at December 31, 2006. At December 31, 2007 total loans were $418,998,000, an increase of 17.0% compared to $358,081,000 at December 31, 2006. Total deposits at December 31, 2007 were $417,285,000, an increase of 8.4% from the $385,045,000 in total deposits at December 31, 2006.

Commenting on the Company's performance, Company President R. Riggie Ridgeway stated, "In the fourth quarter we saw earnings drop somewhat from last year's levels, as the Federal Reserve lowered interest rates three times, which negatively impacted earnings at nearly all banks including ours. Also during the fourth quarter we began absorbing the costs associated with the opening of two new full-service branch offices of The Peoples National Bank in the Greenville, SC market." Ridgeway added, "We are pleased to report the Company grew its outstanding loans $61 million or 17% in 2007, with approximately 30% of that growth coming during the fourth quarter. While our credit quality remains sound, our Board of Directors and senior management determined that it would be prudent to add to our loan loss reserve in the fourth quarter as a result of the strong loan growth experienced by the Company in 2007 as well as the increased risk of

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difficult  economic  conditions.  This additional amount further impacted fourth quarter  performance  as well as all of 2007's  performance."

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.05 per share, which will be paid on March 28, 2008 to shareholders of record as of March 14, 2008.

Currently, The Peoples National Bank maintains six (6) full-service locations: two (2) in Easley, one (1) in Pickens, one (1) in Powdersville, and two (2) in Greenville, South Carolina; Bank of Anderson, N.A. maintains two (2) locations in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and in Forms 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.



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                          PEOPLES BANCORPORATION, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
              (Amounts in thousands except per share information)

                                      Three Months Ended December 31,
 Income Statement                              2007        2006         Change
                                               ----        ----         ------
  Net interest income ...................    $4,656       $4,772         -2.43%
  Provision for loan losses .............       450          225        100.00%
  Other income ..........................       974          792         22.98%
  Other expenses ........................     4,283        4,273          0.23%
                                             ------       ------
     Income before income taxes .........       897        1,066        -15.85%
  Provision for income taxes ............       204          228        -10.53%
                                             ------       ------
     Net Income .........................    $  693       $  838        -17.30%
                                             ======       ======

  Return on average assets* .............      0.51%        0.66%
  Return on average equity* .............      5.62%        7.38%

Net income per common share**
  Basic .................................    $ 0.09       $ 0.12
  Diluted ...............................    $ 0.09       $ 0.12

                                          Year Ended December 31,
 Income Statement                          2007            2006         Change
                                           ----            ----         ------
  Net interest income ................   $18,924         $19,337        -2.14%
  Provision for loan losses ..........       900             943        -4.56%
  Other income .......................     3,842           3,648         5.32%
  Other expenses .....................    15,966          15,621         2.21%
                                         -------         -------
     Income before income taxes ......     5,900           6,421        -8.11%
  Provision for income taxes .........     1,557           1,935       -19.53%
                                         -------         -------
     Net Income ......................   $ 4,343         $ 4,486        -3.19%
                                         =======         =======

  Return on average assets ...........      0.84%           0.91%
  Return on average equity ...........      9.03%          10.29%

Net income per common share**
  Basic ..............................   $  0.59         $  0.65
  Diluted ............................   $  0.59         $  0.64

                                            As of December 31,
Balance Sheet                              2007           2006          Change
                                           ----           ----          ------
  Total assets ........................  $558,443       $503,814        10.84%
  Total loans .........................   418,998        358,081        17.01%
  Allowance for loan losses ...........     4,310          4,070         5.90%
  Loans, net ..........................   414,688        354,011        17.14%
  Securities ..........................   102,693         99,469         3.24%
  Total earning assets ................   523,597        470,172        11.36%
  Total deposits ......................   417,285        385,045         8.37%
  Shareholders' equity ................    50,241         46,064         9.07%
  Book value per share** ..............      7.12           6.58         8.21%

*  Annualized
** 2006 per share data has been restated to reflect the 5% stock dividend declared in December 2007.